Exhibit T3B.10

OCEME (US) LLC

LIMITED LIABILITY COMPANY AGREEMENT

CHIDMS1/469673.1

TABLE OF CONTENTS

(cont’d)

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OCEME (US) LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (“Agreement”) is made as of January 10, 2005, for the organization and operation of the above named limited liability company (the “Company”).

The undersigned hereby declares as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement the following terms have the meanings indicated (unless otherwise expressly provided herein):

“Certificate” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State, as the same may be amended from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act at Title 6 of the Delaware Code, §§ 18-101 et seq.

“Managers” is defined in Article 6.

“Member” means the undersigned and any other person who becomes a member of the Company in accordance with this Agreement.

“Units” means a measure of ownership interest in the Company.

ARTICLE 2

FORMATION OF COMPANY

2.1	FORMATION

The Company has been organized as a Delaware limited liability company by executing and delivering the Certificate to the Secretary of State of the State of Delaware in accordance with and pursuant to the Delaware Act.

2.2	PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Company will be 3004A Aldine Bender Road, Houston, Texas 77032. The Company may locate its places of business and registered office at any other place or places as the Member may deem advisable.

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2.3	REGISTERED OFFICE AND REGISTERED AGENT

The Company’s initial registered office is at the office of its registered agent at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle and the name of its initial registered agent is Corporation Service Company. The Company may change its registered agent or registered office from time to time as any Manager deems advisable.

2.4	TERM

The term of the Company will be perpetual.

ARTICLE 3

BUSINESS OF COMPANY

The business of the Company will be:

(a) the sale of earth moving equipment; and

(b) to carry on any other lawful business or activity in connection with the foregoing or otherwise, and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware act may have and exercise.

ARTICLE 4

UNITS AND CONTRIBUTIONS TO THE COMPANY

4.1	UNITS; CERTIFICATES

The capital of the Company will be represented by Units. The Units of the Member are reflected on Schedule 4.1, as the same may be amended from time to time. The Member may make such rules and regulations as it may deem appropriate concerning the issuance and registration of Units, including the issuance of certificates representing Units. Unless the Member decides otherwise, Units will be issued without certificates.

4.2	NO ADDITIONAL CAPITAL CONTRIBUTIONS

The Member will not be required to make additional capital contributions.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBER

5.1	LIMITATION OF LIABILITY

The Member will not be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond the Member’s capital contribution.

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5.2	COMPANY BOOKS

The Company will maintain and preserve, during the term of the Company, all accounts, books and other relevant Company documents.

ARTICLE 6

MANAGEMENT

6.1	MANAGEMENT BY MANAGER

The business and affairs of the Company will be managed by the “Managers”. Each Manager shall have the authority to bind the Company singly. The Managers will have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives, including the duties and powers described on Schedule 6.1.

6.2	APPOINTMENT

The initial Managers will be Robert Ilar Koczkar and Gregory James Minton. The Managers will hold office until their successors are duly appointed by the Member or until their earlier deaths, resignations or removals. Appointment of a Manager will not of itself create contract rights.

6.3	REMOVAL

Any Manager or agent may be removed by the Member at any time.

6.4	SALARIES

The salary and other compensation of the Managers will be fixed from time to time by the Member, and no Manager will be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

ARTICLE 7

STANDARD OF CARE AND INDEMNIFICATION

7.1	STANDARD OF CARE

Neither the Member nor any Manager will be liable to the Company by reason of the actions of such person in the conduct of the business of the Company except for fraud, gross negligence or willful misconduct.

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7.2	INDEMNIFICATION OF MEMBER AND MANAGER

The Company will, to the fullest extent to which it is empowered to do so by the Delaware Act or any other applicable law, indemnify and make advances for expenses to any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member or Manager of the Company, against losses, damages, expenses (including attorneys’ fees), judgments, fines and amounts reasonably incurred by him in connection with such action, suit or proceeding.

ARTICLE 8

ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

8.1	ALLOCATIONS OF NET PROFITS AND NET LOSSES

The profits, losses, and other items of the Company will be allocated to the Member. There will be no “special allocations.”

8.2	DISTRIBUTIONS

Distributions will be made as follows:

(a) Subject to Section 18-607 of the Delaware Act, the Company will make interim distributions as the Member shall determine.

(b) Upon liquidation of the Company, liquidating distributions will be made in accordance with Section 9.2.

ARTICLE 9

DISSOLUTION AND TERMINATION

9.1	DISSOLUTION

(a) The Company will be dissolved only upon the occurrence of any of the following events:

(i) by written decision of the Member; or

(ii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b) Dissolution of the Company will be effective on the day on which an event described in Section 9.1(a) occurs, but the Company will not terminate until a certificate of cancellation is filed with the Secretary of State of the State of Delaware and the assets of the Company are distributed as provided in Section 9.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Member will continue to be governed by this Agreement.

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9.2	WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS

Upon dissolution, an accounting will be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member will:

(a) sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(b) discharge all liabilities of the Company, including liabilities to the Member as a creditor of the Company to the extent permitted by law; and

(c) distribute the remaining assets to the Member.

9.3	CERTIFICATE OF CANCELLATION

When all debts, liabilities and obligations of the Company have been paid and discharged, or adequate provisions have been made for their payment or discharge, and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation setting forth the information required by the Delaware Act will be executed by one or more authorized persons and filed with the Delaware Secretary of State. Upon such filing, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act. The Member will have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1	AMENDMENTS

This Agreement may be amended by a writing executed by the Member.

10.2	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.3	CREDITORS

None of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company.

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10.4	CONSTRUCTION

All references in this Agreement to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement unless the context indicates otherwise. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect is construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The terms “include” or “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated or implementing the statute, as in effect at the relevant time.

10.5	ASSIGNMENT

The Member may effect an assignment of the Member’s Units by means of any written agreement or instrument of transfer signed by the Member and the assignee. An assignee of the Member’s Units will become a member and will have and may exercise all rights and powers of a member, including the right to participate in the management of the business and affairs of the Company.

10.6	GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law, and the Certificate.

The Member has caused its duly authorized representative to execute this Agreement as of the date indicated in the first sentence of this Agreement.

MEMBER: OCEME (UK) LIMITED

By:

Its:	DIRECTOR

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SCHEDULE 4.1

Name and Address of Member	Amount of Capital Contribution	Units

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SCHEDULE 6.1

DUTIES AND POWERS OF MANAGERS / LIMITATIONS

Powers

Each Manager, acting singly, will have the following powers and authority:

(a) to acquire property from any person as the Manager may determine;

(b) to open bank accounts in the name of the Company and determine who will have signatory power over such accounts, and to borrow money for the Company on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums.

(c) to purchase liability and other insurance to protect the Company’s property and business;

(d) to hold and own Company real and personal property in the name of the Company;

(e) to invest Company funds;

(f) to authorize and execute all instruments and documents, including checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments and bills of sale; leases; and any other agreements, instruments or documents necessary to the business of the Company;

(g) to employ accountants, legal counsel, agents or other experts to perform services for the Company;

(h) to appoint such agents and delegees as may be necessary or appropriate to the conduct of the business; and

(i) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

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